UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Ryerson Inc.

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On August 15, 2007, Ryerson Inc. issued the following press release and open letter.

Contacts:

Investors:

Terence R. Rogers

VP Finance and Treasurer

773.788.3720

Media:

Cindy Leggett-Flynn/Stan Neve

Brunswick Group

212.333.3810

FOR IMMEDIATE RELEASE

RYERSON QUESTIONS HARBINGER’S NOMINEES

Chicago, IL, August 15, 2007 – Ryerson Inc. (NYSE: RYI) today sent an open letter to Harbinger Capital’s proposed board nominees questioning their ability to best serve Ryerson’s stockholders and urging Ryerson’s stockholders to reject Harbinger’s slate at Ryerson’s upcoming annual meeting.

Following is a copy of the letter Ryerson sent on August 15, 2007:

AN OPEN LETTER TO HARBINGER’S NOMINEES

To:	Gerald Morris
Larry Liebovich
Eugene Davis
Daniel Dienst
Keith Butler
Richard Kochersperger
Allen Ritchie

Ryerson’s stockholders think it’s time you emerge from Harbinger’s shadow and explain exactly why you deserve to be directors of Ryerson. Ryerson stockholders need answers, not Harbinger’s predictable and empty rhetoric, if you expect them to hand over control of Ryerson to you for free and risk losing their right to vote on the $34.50 per share Platinum Equity transaction.

Why haven’t we heard from you?

Mssrs. Dienst, Davis and Morris:

According to the 2005 Metals USA proxy statement, you oversaw the sale “process” while on the board there. What is so successful about selling Metals USA during a boom time for the industry at 4X trailing EBITDA?

In much more uncertain equity and debt markets,

our Board secured an offer at 9X EBITDA.

Did you do all you could for stockholders whose interests it was your fiduciary duty to protect?

•	You held no auction process and your agreement contained no “go shop” provision.

•

Did you think there was a conflict of interest with the private equity buyer negotiating an employment agreement with your CEO and having it in place before the deal was signed up? No management agreements have been put in place as part of the Platinum deal.

•	Why did you permit your investment banker, who was negotiating on your behalf, to work at the same time for the buyer it was negotiating against? Was this a conflict of interest?

Harbinger suggests that the strategic review culminating in the Platinum deal was flawed – in what way specifically? Wasn’t the Metals USA “process” the very definition of flawed?

Why should Ryerson stockholders believe you will conduct a review of strategic alternatives differently or better at Ryerson?

Why should they have confidence in you?

Ryerson stockholders deserve to know how you would conduct YOUR review of strategic alternatives before electing directors!

To all Harbinger nominees:

Why should Ryerson stockholders risk losing the right to vote on the Platinum deal without knowing where you stand on the transaction before the annual meeting?

Harbinger is touting your combined “experience”. Surely, you must have a view on $34.50 per share given the current industry cycle and credit markets.

“I don’t know” or “Once elected, I’ll start to think about it”

are not acceptable answers.

Ryerson stockholders deserve to know where you stand on the Platinum deal before electing directors!

To all Harbinger nominees:

If you recommend against this deal and terminate it, what plans do you have in the near term to bring the value of the stock to $34.50 per share to make up for Ryerson stockholders losing this opportunity? To date, we’ve seen no strategy or operating changes from you.

Our Board members have presided over a combined 200 M&A transactions, 36 of those over $500 million, and examined every possible scenario and contacted over 50 potential acquirers, both strategic and financial as part of our review process.

What can you offer our stockholders in place of $34.50 a share?

Ryerson Stockholders deserve to know how you will make up for this lost opportunity before electing directors!

Mr. Dienst:

Please let our stockholders know your specific plan to run the Company differently from the way it is run now. Be specific about the particular actions you would take, starting on day one.

Generalizations such as “set Ryerson on the right course”

aren’t good enough.

To date, neither you nor Harbinger, nor any of the other Harbinger nominees have set forth any plan — strategic, operational or otherwise — on what that “right course” would be. Why is that?

Ryerson stockholders deserve to know how you plan to run the Company before electing directors!

Mr. Butler:

Please let the stockholders know what committed financing arrangements you have lined up to deal with the over $1.5 billion of the Company’s outstanding debt and credit facilities that will accelerate if the Harbinger slate is elected?

•	What conversations have you had with lenders?

•	Do you have binding commitment letters? If so, what are the terms and conditions?

•	Are they more favorable than what is in place, given the current credit environment?

•	How soon will you have these new facilities in place?

Ryerson stockholders deserve to know how you will deal with debt acceleration in the current credit market before electing directors!

All Harbinger nominees:

What is your real interest in serving on Ryerson’s Board? What analysis have you personally done on the Company? How much time have you spent learning about Ryerson?

If you really want to serve on the Board and run the Company, why didn’t you make any attempt to meet with members of management and the Board over the last seven months to learn more about the business? If you have any constructive ideas, why haven’t you shared them?

At the very least, you should share your insights now

with our stockholders.

Ryerson Stockholders deserve to know what your real interest is in serving on the board before electing directors!

Mr. Davis:

We noticed you currently service on NINE company boards. That’s “overboarding”, in corporate governance terms.

Do you really expect our stockholders to believe that you will have time to devote to Ryerson? Harbinger says you and the other Harbinger nominees will undertake a review of strategic alternatives if elected.

Our current Board met no less than 30 times between

January 10th and July 24th this year as part of its

strategic review before entering into the deal with Platinum.

Stockholders deserve to know how committed you are to Ryerson before electing directors!

Mr. Liebovich:

We recognize that you ran a small, family business service center which is the same size as one of Ryerson’s typical service centers. How does this experience qualify you to serve as a director on the board of a $6 billion publicly-listed, global business with over 100 locations throughout the United States, Canada, China, India and Mexico?

How can we stockholders be sure that as a director you will help Ryerson compete against the business your family founded and which you and your family ran and that is still a competitor of Ryerson?

Stockholders deserve to know exactly what contribution you can make before electing directors!

By contrast, Ryerson’s Board of Directors has clearly demonstrated its commitment to the Company and guided by its vast experience on public boards has outlined its plan for stockholders, based on rigorous analysis and a full and open process.

Our experienced, capable Board has over 90 years of combined industry experience, brings over 400 years’ combined experience serving on public company boards and represents the core areas relevant to our operations, including complex multi-location service and supply chain businesses, finance, marketing, technology, M&A and international expertise. Our corporate governance regularly achieves high ISS governance ratings, outperforming 96.6% of the companies in the S&P 600 and 94.3% of the companies in the materials group. In fact, five of the 10 independent Board members were newly elected in the last four years.

We believe our stockholders deserve more than a “blank slate” of nominees with no position on the Platinum merger, no operating changes for the Company, and no plans on how to replace the debt that would be accelerated if you get control of the Ryerson Board for free.

We are asking our stockholders to vote at this year’s critical annual meeting by voting the WHITE PROXY CARD, FOR Ryerson’s Board and AGAINST Harbinger’s nominees.

Sincerely,

Neil S. Novich

Chairman, President, and Chief Executive Officer

August 15, 2007

###

Ryerson

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China.

Important Information

In connection with its proposed merger with an affiliate of Platinum Equity, LLC, Ryerson plans to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to stockholders of Ryerson. Stockholders of Ryerson are urged to read the proxy statement relating to the merger and other relevant materials when they become available because they will contain important information about the merger and Ryerson. Security holders may obtain a free copy of the proxy statement and any other relevant documents (when available) that Ryerson files with the SEC at the SEC’s web site at http://www.sec.gov. The definitive proxy statement and these other documents may be accessed at www.ryerson.com or obtained free from Ryerson by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

Ryerson, its directors and executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with the proposed merger. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s proxy statement in connection with its 2007 annual meeting of stockholders, which was filed with the SEC on July 31, 2007. To the extent holdings of the Company’s equity securities have changed since the amounts reflected in such proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

If you have any questions, require assistance with voting your WHITE proxy card,

or need additional copies of proxy material, please call MacKenzie Partners at the phone numbers listed below.

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(212) 929-5500 (Call Collect)

or

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